      As filed with the Securities and Exchange Commission on July 21, 1999
                                                  Registration No. 333-_________


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

        FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                            M.H. MEYERSON & CO., INC.
             (Exact name of registrant as specified in its charter)


         New Jersey                                        13-1924455
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                           Identification No.)


525 Washington Boulevard, Jersey City, New Jersey                       07310
(Address of Principal Executive Offices)                              (Zip Code)


                        1993 EMPLOYEES STOCK OPTION PLAN
                            (Full Title of the Plan)


                          Martin H. Meyerson, Chairman
                            M.H. MEYERSON & CO., INC.
                            525 Washington Boulevard
                          Jersey City, New Jersey 07310
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (201) 459-9500
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         -------------------------------
                                    Copy to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022


                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                             Proposed              Proposed
                                                                              maximum               maximum            Amount of
                       Title of                       Amount to be         offering price           aggregate         registration
              securities to be registered              registered            per unit(1)        offering price(1)     fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share .........    3,000,000 shares           $6.375            $9,859,531.20           $2,740.95
====================================================================================================================================

(1) Based on a per share exercise price of $1.00 for 533,000 shares; $1.10 for 205,000 shares; $1.375 for 190,000 shares; $1.96875 for 45,000 shares; $2.0625 for 25,000 shares; $2.1875 for 200,000 shares; $2.25 for 775,000 shares and
$3.50 for 10,000 shares. The balance of the shares are exercisable at $6.375 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low bid prices for M.H. MEYERSON & CO., INC.'s Common Stock on July 15, 1999, as reported by the National Association of Securities Dealers' Automated Quotation System.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation Of Documents By Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by M.H. MEYERSON & CO., INC. (the "Registrant" or the "Company") are hereby incorporated by reference in this Registration
Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 and Form 10-K/A for such year filed with the Commission on April 29, 1999 and May 3, 1999, respectively;

         (b) The Registrant's Form 10-Q for the quarter ended April 30, 1999, filed with the Commission on May 25, 1999;

         (c) The description of the Registrant's common stock, $0.01 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on January 31, 1994 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.


ITEM 4.  Description of Securities.

         Not Applicable.


Item 5.  Interest of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         The Business Corporation Act of the State of New Jersey contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

         Article EIGHTH of the Company's Amended and Restated Certificate of Incorporation, as amended, contains the following provision with respect to indemnification of Directors and Officers:

                  "EIGHTH: The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees, and agents, and any other persons serving at the request of the Corporation as an officer, director, employee, or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee or agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein
         (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity, and (ii) shall inure to the benefit of the heirs, executors and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees or agents whether or not the Corporation would have the power to indemnify them against such liability under the provision of this article."

         Article TENTH of the Company's Restated By-Laws contains the following provision with respect to indemnification of Directors and Officers:

                  "TENTH: The Corporation shall indemnify its officers, Directors, employees and agents to the fullest extent permitted by the General Corporation Law of New Jersey, as amended from time to time.

                  Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorney's fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section 10.1. Such right of indemnification shall continue as to a person who has ceased to be a Director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Section 10.1 shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of shareholders, by resolution of disinterested Directors, by provision of law, or otherwise."

         The Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article EIGHTH. In addition, the Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

         At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.


Item 7.  Exemption From Registration Claimed.

         Not Applicable.


Item 8.  Exhibits

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

4                 1993 Employees Stock Option Plan.

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.

23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5).

23.2              Consent of Vincent R. Vassallo, CPA, independent auditors.


Item 9.  Undertakings

(a)      The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on July 21, 1999.

                                         M.H. MEYERSON & CO., INC.
                                               (Registrant)


                                By:      /s/ Michael Silvestri
                                         ------------------------
                                         Michael Silvestri
                                         President and Chief Operating Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                          Title                                       Date
         ---------                          -----                                       ----
                                            Chairman, Chief Executive
                                            Officer, Chief Financial
/s/ Martin H. Meyerson                      Officer and Director (Principal
---------------------------------           Executive Officer and
Martin H. Meyerson                          Principal Financial Officer)                July 21, 1999


                                            President, Chief Operating
/s/ Michael Silvestri                       Officer and Director                        July 21, 1999
---------------------------------
Michael Silvestri


/s/ Kenneth J. Koock                        Vice Chairman and Director                  July 21, 1999
---------------------------------
Kenneth J. Koock


                                            Vice President, Foreign Trading,
/s/ Jeffrey E. Meyerson                     and Director                                July 21, 1999
---------------------------------
Jeffrey E. Meyerson


                                            Vice President, Controller,
/s/ Eugene M. Whitehouse                    Secretary, Treasurer and Director
---------------------------------           (Principal Accounting Officer)              July 21, 1999
Eugene M. Whitehouse


/s/ Bertram Siegel, Esq.                    Director                                    July 21, 1999
---------------------------------
Bertram Siegel, Esq.


/s/ Martin Leventhal, CPA                   Director                                    July 21, 1999
---------------------------------
Martin Leventhal, CPA


/s/ Alfred T. Duncan                        Director                                    July 21, 1999
---------------------------------
Alfred T. Duncan


                                  EXHIBIT INDEX


Exhibit No.           DESCRIPTION
-----------           -----------

4                     1993 Employees Stock Option Plan

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered

23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5)

23.2 Consent of Vincent R. Vassallo, CPA, independent auditors